UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 1-33726

Date of Report: December 3, 2010

ADVANCED BATTERY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2497491
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

15 West 39th Street, Suite 14A, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

212-391-2752
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On December 3, 2010 Advanced Battery Technologies sold 7,500,000 shares of common stock and 3,750,000 common stock purchase warrants (the “Warrants”) pursuant to a Securities Purchase Agreement made as of November 29, 2010.  The purchasers were institutional funds.

The aggregate purchase price for the securities was $30,000,000.  From the proceeds of the offering, Advanced Battery Technologies has paid a fee of $1,500,000 to Rodman & Renshaw, LLC (“Rodman”), which acted as the placement agent for the offering.  Advanced Battery Technologies will also reimburse Rodman for its out-of-pocket expenses, and will issue to Rodman warrants to purchase 375,000 shares of common stock.  Upon any exercise of Warrants issued in the offering that is solicited by Rodman, Advanced Battery Technologies will pay five percent of the exercise price to Rodman, subject to compliance with FINRA Rule 5110.

The Warrants will permit the holders to purchase up to 3,750,000 shares of common stock from Advanced Battery Technologies for a period of one year and one week at a price of $4.00 per share.  The warrants to be issued to Rodman may be exercised for a price of $5.00 per share for a period of three years.  Cashless exercise of either warrant is permitted only if there is no effective registration statement permitting resale of the common shares underlying the Warrants.

We made the offering and sale of the shares and warrants pursuant to a shelf registration statement on Form S-3 (Registration No. 333-161384) that was declared effective by the Securities and Exchange Commission on September 2, 2009, and a base prospectus dated as of the same date, as supplemented by a prospectus supplement filed with the Securities and Exchange Commission on December 1, 2010.

Item 9.01                      Financial Statements and Exhibits

Exhibits
10-a
Securities Purchase Agreement dated November 29, 2010 among Advanced Battery Technologies, Inc. and certain named Purchasers – filed as an exhibit to the Current Report on Form 8-K dated November 29, 2010 and filed on November 30, 2010, and incorporated herein by reference.

10-b	Form of Common Stock Greenshoe Warrant issued on December 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BATTERY TECHNOLOGIES, INC.
Dated: December 3, 2010	By:/s/ Fu Zhiguo
Fu Zhiguo, Chief Executive Officer